                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                ----------------

                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                     Pursuant to Section 12(b) or 12(g) of
                      The Securities Exchange Act of 1934

                              PLANET ENTERTAINMENT
                                     [LOGO]

                        PLANET ENTERTAINMENT CORPORATION
             (Exact Name of Registrant as specified in its charter)


      Florida                                          33-0471728
(State or Other Jurisdiction)                     (IRS Employer I.D. No.)

                                 222 Highway 35
                                  P.O. Box 4085
                           Middleton, New Jersey 07748
                                  908-530-8819

       Securities to be registered pursuant to Section 12(b) of the Act:

                                      NONE

       Securities to be registered pursuant to Section 12(g) of the Act:

                    10,829,055 COMMON STOCK, PAR VALUE .0001

                                TABLE OF CONTENTS


Item 1.    Business.................................................    3

Item 2.    Financial Information....................................    6

Item 3.    Properties...............................................    7

Item 4.    Security Ownership of
           Certain Beneficial Owners
           and Management...........................................    7

Item 5.    Directors and Executive Officers.........................    8

Item 6.    Executive Compensation...................................   10

Item 7.    Certain Relationships and
           Related Transactions.....................................   10

Item 8.    Legal Proceedings........................................   10

Item 9.    Market Price of and Dividends
           on the Registrant's Common Equity
           and Related Stockholder Matters.........................    11

Item 10.   Recent Sales of Unregistered Securities..................   11

Item 11.   Description of Registrant's
           Securities to be Registered..............................   11

Item 12.   Indemnification of Directors and Officers................   11

Item 13.   Financial Statements and Supplementary Data..............   12

Item 14.   Changes in and Disagreements
           with Accountants on Accounting
           and Financial Disclosure.................................   13

Item 15.   Financial Statements.....................................   13

ITEM 1.  BUSINESS.

         Planet Entertainment Corporation (the Company or Planet) was incorporated under the laws of the state of Delaware on May 17, 1996 for the purpose of acquiring existing libraries of master recordings of various types of music and to enhance, market and produce new recordings.

RECENT DEVELOPMENT OF BUSINESS.

         In June 1996, the Company acquired all of the outstanding Common Stock of Maestro Holding Corporation ("Maestro") in consideration for 1,500,000 shares of the Company's Common Stock, valued at approximately $5,850,860. Maestro holds title to over 5,000 master recordings, publishing rights to over 300 songs, and a twenty-four track studio in Jackson, New Jersey. In March, 1997 the Company acquired a forty-eight track studio in Chester Township. These studios will be utilized to produce enhanced musical compositions and to produce and master new recordings. The Company's recordings will be distributed both in the United States and Internationally.

         In November 1996, the Company acquired all of the outstanding stock of Higher Ground Records ("HGR"), one of America's foremost gospel production companies, in consideration for 25,000 shares of Planet valued at $25,000. HGR's assets include production and publishing agreements with various artists and gospel catalogs.

         In November 1996, the Company acquired 10,000 master recordings and a recording studio from Gulf Coast Music, L.L.C. and J.Jake, Inc. in exchange for 1,500,000 shares of Planet common stock valued at approximately $2,150,000 and the assumption of three promissory notes totaling $1,250,000 payable over 5 years. An agreement was reached subsequently to return 500,000 shares of stock and not transfer the studio assets.

         On October 9, 1996, the Company merged into Ampro International Golf Tour, Inc., a Florida corporation which changed its name to Planet Entertainment Corporation. Shares of common stock of Ampro were converted into common stock of Planet at the rate of one share of Planet for each share of Ampro. Prior to the said exchange Ampro affected a reverse stock split at the rate of one share for every three hundred shares previously held.

         In March, 1997, the Company entered into a joint venture agreement with Wilderness Films Incorporated. The joint venture will have seven year worldwide exclusive marketing rights to the approximately 2700 films contained in the Wilderness Film Library. In addition, new film products will be created using the present Planet Record material catalog to orchestrate such film soundtracks.

BUSINESS SUMMARY

         The Company is currently involved in various areas of the recorded music industry. The Company's principal activities involve the production, licensing, acquisition, marketing and distribution of high quality music in a variety of music formats: CDs, video, CD-ROM and, to a lesser extent, tapes. The Company produces such types of music as gospel, adult contemporary, Reggae, top 40, blues, country, rap, rock, instrumental, rock & roll, jazz, pop rock, classical, easy listening, big band, rhythm & blues, and various ethnic folk music recordings. Typically, the Company markets either from its existing catalog of recordings or repackages compilations of previously recorded music by utilizing its extensive library of master recordings and studios.

         The Company's associated labels include Magnum Records, Ornyx Records, Century Records, Planet Records, Black Tiger Records and Higher Ground Records. The Company also has rights to video titles of a Madonna documentary, A Donald Trump documentary, Catherine Crosay Workout, various cartoons in English and Spanish, and music titles.

         The artists featured in its library of master recordings, include such well known artists as Bob Marley, The Tokens ("The Lion Sleeps Tonight" and "Tonight I Fell In Love"), Jeff Beck and Rod Stewart, Daryl Hall and John Oates, Sly and the Family Stones, Chicago, Sherman Helmsley, Leo Russell, Tony Bennett, Gladys Knight & The Pips, Sammy Davis, Jr., Roy Orbison, The Harp Tones, ("Favorite Sunday Kind of Love"), Billy & The Essentials ("Maybe You'll Be There"), Frankie & The Fashions, Chuck Berry ("Live in Concert"), Tony Joe White, ("Poke Salad Annie"), Willie Nelson, Kenny Rogers, Ray Charles and many others. The Company currently has five new artists under contract as well as several established groups recently acquired with the Higher Ground Group including, GMWA Youth Mass Choir, Charles Fold, Philadelphia Mass Choir, and others. In total the Company owns or has licenses to over 15,000 master recordings.

         The Company owns and operates a twenty-four track studio in Jackson, New Jersey and a full service forty-eight track digital studio near Philadelphia, Pennsylvania. The Company will also have full multi-media equipment to produce video-enhanced CDs, art work for covers, posters and production of its own informational material and brochures. The Company believes that it is in the forefront of the new technology of musical entertainment, enabling it to create high quality CDs, tapes, ,and video-enhanced CDs. In addition, these high-tech procedures permit the Company to transform previously published and unpublished recordings from their original state into the high-quality state highly appealing to today's entertainment audience. The Company will possess the ability to complete and join together various musical compositions within its vast library.

         The Company has recently produced a new Bob Marley enhanced CD (rated No. 1 by Billboard in the Reggae Category in June 1996) as well as twenty new musical titles to be released in the fall. Some of the new releases are Hall & Oates, Atlanta Rhythm Section , Oak Ridge Boys, and a Complete History Series, "Everything from Rock & Roll to the Classics". The Company will continue to feature various areas of current interests which its own experience and industry sources indicate will be extremely appealing to the viewing public. The Company's Technology Division will continue to concentrate its efforts to create an Internet World-Wide-Web site for distribution and advertisement of its products in the homes of millions of consumers and put it on the cutting edge of technology by allowing the public to sample music and purchase compositions through their home computers. In order to further this effort, the Company will focus on the acquisition of technology companies related to the music and film industry which will increase its library of compositions available for sale or licensing either individually or as part of corporations.

         The Company's experienced engineers are able to convert older recordings produced under analogue systems into a digital format, which opens up a vast new market to the Company. The Company has developed its own system to accomplish the highly sophisticated demands of the conversion and enhancement of older recordings.

         Artists presently under contract to the Company include Nino Rossano (an Italian opera and Classic singer), Scott Allison Zito (a multi-dimensional artist/writer and performer), Dakota McLeod and Sherman Helmsley. Panther Studio in Jackson, New Jersey will continue to produce and enhance musical arrangements and, in conjunction with its acquisition of the Higher Ground properties will produce such famous Gospel Groups as Charles Fold, Chris Simpson, 1996 GMWA Youth Mass Choir and Garland Michel Waller. The Company markets its products through internationally and nationally recognized distribution companies. It is in the process of entering into an agreement with a major North American distributor on standard industry terms as well as a Pacific Rim & European distributor.


INDUSTRY OVERVIEW.

         The creation and distribution of music compositions is highly competitive and the Company has a substantial number of direct competitors, including large companies with greater financial and marketing resources. Although the Company believes that its enhanced compositions are new and unique, no assurance can be given that competitors possessing greater financial resources will not be able to develop products which are as appealing and are offered at lower prices than those available from the Company.

         The Company's success will depend in part on its ability to obtain and maintain copyright or trademark protection for its compositions in order to preserve the value of its master recordings library; to maintain revenues and to operate without infringing on the proprietary rights of third parties. The Company has not applied for patent protection and does not intend to do so because it believes that patents would not offer significant protection. Although the Company holds or has the use of various trademarks and copyrights associated with its works, even with such protection there is no assurance that unauthorized use will not occur. The Company will be operating in an industry in which revenues are often adversely affected by the unauthorized reproduction of recordings for commercial sale, commonly referred to as "piracy", and by home taping for personal use. In addition, in the event that another party infringes on any copyright or trademark covering the Company's products, the enforcement of such rights is at the option of the Company and can be a lengthy process, with no guarantee of success.

         The Company's ability to succeed in the future and to meet future competition in the pursuit of satisfying the public's tastes will depend on its ability to attract talented new artists or persons or companies who control existing valuable libraries of master recordings.

         The Company expects that a material portion of its sales will be made through unaffiliated distributors. As of the date of this Statement, the Company has not entered into any distribution agreements with any such distributors. If the Company is not successful in signing distribution agreements with distributors, its ability to sell its products may be materially adversely affected. In addition, distributors generally offer products of several different companies, including products that may compete with the Company's products. Agreements with distributors are generally terminable at the distributor's option. A reduction in sales effort or termination of a distributor's relationship with the Company may have a material adverse effect on any future results of operations.

ITEM 2.           FINANCIAL INFORMATION.

                  SELECTED FINANCIAL AND OPERATING DATA FOR THE
                          YEAR ENDED DECEMBER 31, 1996

Royalty Income                                                                    105,000

Net Income/ (loss)                                                               (52,447)

Net Income/ (loss) per shares (1)                                                   (.02)

Weighted average number of
common shares outstanding (1)                                                   3,377,255

Balance sheet data

Working capital (deficiency)                                                    (362,302)

Total assets                                                                   14,057,688

Short term debt                                                                   504,110

Total liabilities                                                               6,104,110

Stockholders' equity                                                            7,953,578


(1) On October 9, 1996 the company did a reverse merger into Ampro International Golf Tour Incorporated and changed its name to Planet Entertainment Corporation. Accordingly, prior period financial information has been excluded from "Selected Financial Data" as it is not comparable. See Note 2 to Financial Statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         The information in this section should be read together with the consolidated financial statements and notes thereto that are included elsewhere in the Prospectus. Management believes that a comparative MDA would not be meaningful as the operations of the Company, formally known as Ampro, commenced its operations under current management during May, 1996.

         The company adopted a December 31 calendar year end as its fiscal year effective May 17, 1996. The discussion below covers the period May 17, 1996 to December 31, 1996.

Background

         The Company's financial results are generally affected by the strength of its recorded music catalog, the market appeal of its recorded music catalogs at any given time and the significant investments the Company has made in establishing its labels.

         In July 1996 the Company acquired all the outstanding stock of Maestro Holding Corporation in exchange for 3,060,000 shares of Plant common stock valued at $5,850,860. Assets acquired include over 5,000 master recordings, publishing or production rights over 300 songs and a recording studio. This initial investment established the Company's recorded music catalog.

         During August 1996 the Company acquired a Gospel music catalog, in exchange for 25,000 shares of the Company's common stock, and formed Higher Ground, Inc. The assets acquired included selected master recordings, the rights to artists contracts, production agreements and publishing contracts.

         During September 1996, the Company acquired all the outstanding shares of Gulf Coast Music, L.L.C. and J. Jake, Inc., in exchange for 1,500,000 shares of the Company's common stock valued at $2,150,000 and the assumption of promissory notes totaling $1,250,000. This acquisition added 10,000 master recordings to the Company's recorded music catalog.

Results of Operation

         The following table set forth, for the period indicated certain items derived from the Company's statements of operations as a percentage of gross revenues.

                  PERIOD FROM MAY 17, 1996 - DECEMBER 31, 1996

Royalty Income                                                $105,000
                                                              --------

Total net revenues                                            $105,000
Cost of Sales                                                     -

Gross Profit                                                  $105,000
                                                              --------
Depreciation and amortization                                 $ 10,005

Selling general and
administrative expenses                                       $104,342
                                                              --------

                                                              $114,247
                                                              --------

Operation Income/(loss)                                       $(9,347)
Interest expense                                              $43,100
                                                              --------

Pre-tax income/(loss)                                         $(52,447)
Income tax expense                                                -
Net Income/(loss)                                             $(52,447)

         Royalty income consists of producers and publishers royalties with respect to the Bob Marley Album, "Soul Almighty", which has gone platinum.

         Selling general and administrative expenses consist primarily of office expenses, professional fees and travel expenses. Interest expense relates to debt assumed as part of the acquisition of 10,000 master recordings.

Quarterly Results and Seasonality

         The Company's results of operation are subject to seasonal variations. In accordance with industry practice, the Company records revenues for music products when such products are shipped to retailers. The industry has historically experienced a decline in revenues and net income during December, January and February. This decline is primarily due to the fact that retailers purchase products from the Company prior to November 30 in anticipation of holiday sales followed by heavier than normal returns after the holidays.

Liquidity and Capital Resources

         The Company's cash balance was $6,998 at December 31, 1996. Net cash utilized in operations was $63,245 for the period from May 17, 1996 to December 31, 1996. This cash was provided by two shareholders loans totaling $70,243.

         Related party borrowing from two principal shareholders have funded the Company's operating expenses to date, and are expected to continue to fund the cash needs of the business in the immediate future.

         The Company is dependent upon these loans until such time as other sources of capital are obtained or cash flow from operating is adequate to do so.

         Effective March 1, 1997, the Company acquired from Albert's Onstage, Ltd., all of the assets of a recording studio in Chester, Pennsylvania, from Al Albert's Onstage, Ltd., in exchange for 100,000 shares of Planet common stock valued at $437,500.

Inflation

         The impact of inflation during the current year has been reflecting low rates of inflation in the economy. While inflation has not had a material impact on operating results, there is no assurance that the Company's business will not be adversely affected by inflation in the future.

ITEM 3.           PROPERTIES.

         The Company's principal office is 222 Route 35 South, Middletown, New Jersey 07748, on a rent-free, month-to-month basis and operates from a full service, 24-track recording studio in Jackson, New Jersey.

ITEM 4.           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                  MANAGEMENT.

         The following table sets forth, as of the date hereof, information regarding ownership of the Company's Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock, by each director, by certain related shareholders, and by all executive officers and directors of the Company as a group. All persons named have sole voting and investment power over their shares except as otherwise noted.

NAME OF
BENEFICIAL OWNER OR                                  NUMBER OF                  PERCENT OF
IDENTITY OF GROUP(1)                                 SHARES OWNED               CLASS (2)
--------------------                                 ------------               ---------
Wallace Giakas                                       2,545,000*                 24.6%

Joseph Venneri                                       2,545,000*                 24.6%

John Arnone                                          2,545,000*                 24.6%

J. William Valenziano                                1,306,000                  12.6%

Richard Bluestine                                      400,000**                 3.9%

All officers, directors
and principal shareholders
as a Group (5 persons)                               9,341,00                    90.3%

(1) See table under "Management" for offices and directorships held by the persons listed above.

(2) Does not give effect to the potential dilutive effect that the issuance of Shares in this offering may have on percentage ownership.

- Does not include 100,000 warrants to purchase 10 shares of Common Stock issued by the Company. Said warrants are exercisable up to ten years from January 29, 1997 at $20.00 per warrant equivalent to $2.00 per share.

**Does not include 16,000 warrants to purchase 10 shares of Common Stock issued by the Company. Said warrants are exercisable for ten years from January 29, 1997 at $20.00 per warrant equivalent to $2.00 per share.

ITEM 5.           DIRECTORS AND EXECUTIVE OFFICERS.

         The directors and executive officer of the Company and their ages as of the date of this Memorandum are set forth below. None of the directors and executive officers are related to one another:

         Name                               Age      Position(s) Held
         ----                               ---      ----------------

         Wallace Giakas                     42       Chairman of the Board.

         Joseph Venneri                     58       President, Chief Executive Officer,
                                                     Director

         John Arnone                        39       Secretary, Director

         Richard Bluestine                  54       Executive Vice-President, Chief
                                                     Financial officer, Director, and
                                                     Chairman of Audit Committee

         The Bylaws of the Company currently provide for a minimum of two (2) directors. All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. The Company's officers are appointed by the Board of Directors. A copy of the Company's Bylaws are available upon request.


         Wallace M. Giakas, age 42, is the Chairman of the Board. Mr. Giakas has been the President and owner of several successful investment banking firms whose clients were both public and private, domestic and international companies. He has been in the investment banking industry for more than 16 years.

         Joseph Venneri, age 58, President and Chief Executive Officer, and Director, has 38 years experience in the entertainment industry, beginning as an artist with the original "Tokens" and moving into the production side of the industry, where he has more than 100 gold records to his credit. Mr. Venneri has worked for such industry giants as EMI, RCA, MGM, Atlantic Records, Warner Brothers Records, Mercury Records, Plantation Records, and Sun Records. He is recognized as one of the top producers, engineers and restoration experts in the music industry. He has recorded and re-recorded such stars as Bob Marley, Sammy Davis, Jr., Jethro Tull, Grateful Dead, REM, Cher, Michael Bolton, Kenny Rogers, Willie Nelson, Luciano Pavarotti, and hundreds more. Mr. Venneri is the creator of the new Company-owned technology which enables it to perfect older tape and record recordings of famous artists by enhancing the quality and combining them with visual graphics and video clips. This technology allows the Company to produce an entirely new product by utilizing the tapes and combining them with outstanding musical and visual effects through the use of the Company's forty-eight track studio. This state of the art technology has been under development for several years and the Company believes it will be one of the keys to its success in the future because of the large reservoir of wonderful recordings that have been made during the twentieth century but which until now have not met the sound quality the public has come to expect. Through the technological innovations being developed by the Company, the lock on these musical treasurers is being opened, permitting the world to enjoy high quality recordings of the great artists of the past. Also, the Company's advanced editing and sound purification techniques, combined with the Company's library of recordings, opens new vistas of entertainment which parallel the advancements in the computer world during this decade and particularly in the last 5 years.

         John Arnone, age 39, is the Secretary and Director of the Board of the Company. Mr. Arnone is in the investment banking industry and has been the President and owner of several successful investment banking firms whose clients were both public and private, domestic and international companies. He has been in the investment banking industry for more than 15 years.

         Richard C. Bluestine, C.P.A., age 54, Executive Vice-President and Chief Financial Officer, is a Certified Public Accountant with experience in the record and film industry. Mr. Bluestine was previously a partner in several highly respected accounting firms. As a partner in an international accounting firm he was the engagement partner for a Fortune 500 company and performed all of the company's merger and acquisition reviews. In addition, he was the second partner responsible for the U.S. work for a large international record and film company. He has served as a pension trustee for the New York City Fire Department, as a member of the Mayor's Investment Fiscal Policy Committee for the City of New York. He is also currently Vice President of SBR Industries, Inc., a manufacturer and distributor in the apparel industry. He received his accounting degree from New York University and has served on various AICPA and NYSSCPA committees.

ITEM 6.           EXECUTIVE COMPENSATION.

         The following table sets forth the remuneration expected to be paid by the Company to each executive officer of the Company.

                                    CAPACITIES IN                                       ANNUAL CASH
NAME OF INDIVIDUAL                  WHICH SERVES                                        COMPENSATION
------------------                  ------------                                        ------------
Wallace Giakas                      Chairman of the Board,                              $125,000

Joseph Venneri                      President, Chief Executive
                                    Officer, Director                                   $125,000

John Arnone                         Secretary, Director                                 $125,000

Richard Bluestine                   Executive Vice-                                     $ 75,000
                                    President, Finance
                                    Director, Chairman of
                                    Audit Committee

EMPLOYMENT AGREEMENTS

         The Board of Directors has approved the employment agreements, effective January 1, 1997, for Wallace Giakas, Joseph Venneri, John Arnone and Richard Bluestine. Said agreements provide for annual bonuses of 5% of any pre-tax profits to all officers and directors except Richard Bluestine who will receive 3% of any pre-tax profits.


ITEM 7.           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

         There are no material agreements and/or contract between the Company, its officers, directors and/or shareholders.


ITEM 8.           LEGAL PROCEEDINGS.

         There are currently no threatened or pending legal proceedings against the Company.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

         There is currently only limited public trading market for the Company's outstanding stock. There can be no assurance that an active public market will develop for this outstanding Common Stock. Further, no assurance can be given that, in the event that such a public market does develop, the price of the outstanding debt or equity will be equal to or higher than the price established by the Company upon the issuance of such debt or equity.

         To date, the Company has neither declared nor paid any cash dividends on shares of its Common Stock. The Company presently intends to retain all profits for its business and it does not anticipate paying cash dividends on its Common Stock in the foreseeable future.

ITEM 10.          RECENT SALES OF UNREGISTERED SECURITIES.

         None.

ITEM 11.          DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         COMMON STOCK

         The authorized voting Common Stock of the Company consists of 50,000,000 shares of Common Stock, with a par value of .0001 following a three hundred to one reverse stock-split. As of May 7, 1997, the Company had 10,829,055 shares of Common Stock outstanding.

         WARRANTS

         Warrants to purchase 3,160,000 shares of the Company's Common Stock were also outstanding as of May 7, 1997.

ITEM 12.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Certification of Incorporation and the Bylaws provide that the Company shall indemnify each officer and director of the Company (and each officer and director of another entity serving at the request of the Company) who is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, against expenses (including attorney's fees), judgment, fines, and amounts paid in settlement, actually and reasonably incurred in connection with such action, suit or proceeding, had no reasonable cause to believe his conduct was unlawful. They further provide that the Company shall indemnify each such officer and director in any derivative action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company or its shareholders; except that no indemnification shall be made with respect to any such derivative action, suit or proceeding as to which he shall have been adjudged to be liable for gross negligence or misconduct in the performance of his duties to the Company (unless and only to the extent that the court in which such action or suit was brought shall determine, upon application, that, despite the adjudication or liability, but in view of all of the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper).

         The Certificate of Incorporation and the Bylaws also provide that costs in defending any action, suit or proceeding referred to above may be paid by the Company in advance of the final disposition thereof under certain circumstances.


ITEM 13.FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

                                            QUARTER ENDING
                                            --------------

                                   6/30/96          9/30/96           12/31/96
                                   -------          -------           --------

ROYALTY INCOME                     $35,000          $52,500           $17,500
                                   ------           -------           -------

CONSULTING                                                             $ 5,000

DEPRECIATION AMORTIZATION                                              $10,005

GENERAL & ADMINISTRATIVE                                               $10,258

INTEREST EXPENSE RELATED PARTY                                         $43,100

OUTSIDE SERVICES                                                       $ 2,300

PROFESSIONAL FEES                                                      $73,141

TRAVEL & ENTERTAINMENT                                                                    $13,643

TOTAL EXPENSES                                                                            157,447
--------------                      ---------                 --------                  ---------

GAIN(LOSS) BEFORE
INCOMES TAXES                        $35,000                   $52,500                  ($139,947)
                                     -------                   -------                  ---------

PROVISION FOR INCOME TAXES           $ 7,000                  $10,000                    ($17,000)
                                     -------                  -------                   ---------
NET GRAIN (LOSS)                     $28,000                  $42,500                   ($122,947)
                                     =======                  =======                   =========

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

         AJ. Robbins, PC of Denver, Colorado was retained by the Company on August 6, 1996, replacing Fung T. Yen, C.P.A, of San Gabriel California.

         The Board of Directors retained AJ. Robbins, PC voluntarily and without any disagreement with the Company's prior accountant.


ITEM 15.          FINANCIAL STATEMENTS.

         a. Financial Statements: The financial statements filed herewith are set forth in the Index to Financial Statements, which financial statements are incorporated herein by reference.


                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



Dated: May 8, 1997

                                          PLANET ENTERTAINMENT CORPORATION.



                                          By:   /s/ Wallace Giakas
                                                ----------------------------
                                                   Wallace Giakas, Chairman

                                      INDEX

Independent Auditors' Report                                  F-2

Financial Statements:

Consolidated Balance Sheet                                    F-3

Consolidated Statement of Operations                          F-4

Consolidated Statement of Changes in Stockholders' Equity     F-5

Consolidated Statement of Cash Flows                          F-6

Notes to Consolidated Financial Statements                    F-7

                          INDEPENDENT AUDITORS' REPORT



TO THE BOARD OF DIRECTORS
PLANET ENTERTAINMENT CORPORATION
MIDDLETON, NEW JERSEY


We have audited the accompanying consolidated balance sheet of Planet Entertainment Corporation and subsidiaries, as of December 31, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from inception, May 17, 1996 to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Planet Entertainment Corporation and subsidiaries as of December 31, 1996, and the results of its operations and its cash flows for the period from inception, May 17, 1996 to December 31, 1996 in conformity with generally accepted accounting principles.

As discussed in Note 8 to the financial statements, on December 17, 1996, the Company entered into an agreement of terms to amend and restate certain agreements relating to the acquisition of masters and copyrights. The conditions of the restated agreement are contingent on the approval by the bankruptcy court. Should the bankruptcy court approval not be obtained, the original agreements will remain in full force and effect. The effects are more fully explained in the proforma balance sheet at Note 8.

DENVER, COLORADO                                  A.J. ROBBINS, P.C.
JANUARY 28, 1997                                  CERTIFIED PUBLIC ACCOUNTANTS
EXCEPT FOR NOTE 11[B]                             & CONSULTANTS
AS TO WHICH THE DATE
IS FEBRUARY 3, 1997

               PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1996


                                     ASSETS
CURRENT ASSETS:
    Cash                                                       $      6,998
    Royalty receivable, net                                         105,000
    Prepaid expenses                                                 29,810
                                                               ------------
        Total Current Assets                                        141,808
                                                               ------------
EQUIPMENT, at cost, net                                              47,500
                                                               ------------
OTHER ASSETS:
    Organizational costs, net                                        67,500
    Publishing rights, net                                              880
    Masters and Copyrights                                       13,800,000
                                                               ------------
        Total Other Assets                                       13,868,380
                                                               ------------
                                                               $ 14,057,688
                                                               ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Accounts payable                                           $     65,767
    Accrued interest expense, related party                          43,100
    Due to stockholders                                             145,243
    Current portion of long-term debt, related party                250,000
                                                               ------------
        Total Current Liabilities                                   504,110

LONG-TERM DEBT, less current portion, related party               1,000,000

DEFERRED INCOME TAXES                                             4,600,000
                                                               ------------
        Total Liabilities                                         6,104,110
                                                               ------------
COMMITMENTS AND CONTINGENCIES:

STOCKHOLDERS' EQUITY:
   Common stock, $.001 par value; 50,000,000
     shares authorized; 9,826,055 shares issued
      and outstanding                                                 9,826
   Additional paid-in capital                                     7,996,199
   Accumulated (deficit)                                            (52,447)
                                                               ------------
        Total Stockholders' Equity                                7,953,578
                                                               ------------
                                                               $ 14,057,688
                                                               ============

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

               PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS
          FOR THE PERIOD MAY 17, 1996 (INCEPTION) TO DECEMBER 31, 1996


ROYALTY INCOME                          $   105,000
                                        -----------

EXPENSES:
    Depreciation and amortization            10,005
    General and administrative              104,342
    Interest expense, related party          43,100
                                        -----------
           Total Expenses                   157,447
                                        -----------
LOSS BEFORE INCOME TAXES                    (52,447)


PROVISION FOR INCOME TAXES                     --
                                        -----------

NET LOSS                                $   (52,447)
                                        ===========

NET LOSS PER COMMON SHARE               $      (.02)
                                        ===========

Weighted Average Number of
    Common Shares Outstanding             3,377,255
                                        ===========

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

               PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
          FOR THE PERIOD MAY 17, 1996 (INCEPTION) TO DECEMBER 31, 1996



                                                                  Additional
                                                    Common Stock               Paid-In          Accumulated
                                           ---------------------------------
                                           Shares      Amount       Capital       (Deficit)        Total
                                           ------      ------       -------       ---------        -----
Issuance of common stock to
   organizers of the Company
   as founders shares,
   $.001 per share                          75,000     $   75     $      --        $   --        $        75

Issuance of common stock for
   services rendered,
   $.001 per share                       5,065,000      5,065            --            --              5,065

Issuance of common stock to
   acquire Higher Ground Records,
   $.001 par value                          25,000         25            --            --                 25

Effect of recapitalization:
   Issuance of common stock to
   Ampro International
   Golf Tour, Incorporated shareholders
   in reverse merger,
   $.001 per share                         101,055        101            (101)         --               --

Issuance of common stock to
   acquire music masters,
   $1.43 per share                       1,500,000      1,500       2,148,500          --          2,150,000

Issuance of common stock to
   acquire Maestro Holding
   Corporation, $1.91 per share          3,060,000      3,060       5,847,800          --          5,850,860

Net loss for the period                       --         --              --         (52,447)         (52,447)
                                         ---------     ------     -----------      --------      -----------


Balances, December 31, 1996              9,826,055     $9,826     $ 7,996,199      $(52,447)     $ 7,953,578
                                         =========     ======     ===========      ========      ===========

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

               PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
          FOR THE PERIOD MAY 17, 1996 (INCEPTION) TO DECEMBER 31, 1996


CASH FLOWS FROM (TO) OPERATING ACTIVITIES:
  Net loss                                          $ (52,447)
  Adjustments to reconcile net loss to net cash
   provided (used) by operations:
   Depreciation and amortization                       10,005
   Stock issued for services                            5,140
   Changes in:
     Royalty receivable, net                         (105,000)
     Prepaid expenses                                 (29,810)
     Accounts payable                                  65,767
     Accrued interest expense, related party           43,100
                                                    ---------
       Cash Flows (Used)
         by Operating Activities                      (63,245)
                                                    ---------

CASH FLOWS FROM (TO) FINANCING ACTIVITIES:
   Loan from stockholder                               70,243
                                                    ---------
       Cash Flows Provided by
         Financing Activities                          70,243
                                                    ---------
NET CHANGE IN CASH                                      6,998

CASH, beginning of period                                --
                                                    ---------
CASH, end of period                                 $   6,998
                                                    =========

-------------------

  See Note 12

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

               PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES

History and Activity
Planet Entertainment Corporation (the Company or Planet) was incorporated under the laws of Delaware on May 17, 1996 for the purpose of acquiring existing libraries of master recordings of various types of music and to enhance, market and produce new recordings to be licensed or marketed domestically or internationally.

During the year, the Company acquired all the outstanding shares of common stock of Maestro Holding Corporation (Maestro) in exchange for 3,060,000 shares of Planet common stock valued at $5,850,860. Assets acquired include over 5,000 master recordings, publishing rights to 300 songs, royalty income and a recording studio located in New Jersey.

During the year, the Company acquired all the outstanding shares of common stock of Higher Ground Records in exchange for 25,000 shares of Planet common stock valued at $25. Assets acquired include the rights to artists' contracts, production agreements and publishing contracts.

During the year, the Company acquired over 10,000 master recordings from Gulf Coast Music, L.L.C. (Gulf Coast) and J. Jake, Inc. (Jake) in exchange for 1,500,000 shares of Planet common stock valued at $2,150,000 and the assumption of promissory notes totaling $1,250,000. See Note 8.

During the year, the Company merged into Ampro International Golf Tour, Inc., a Florida corporation which changed its name to Planet Entertainment Corporation. Shares of common stock of Ampro were converted into common stock of Planet at the rate of one share of Planet for each share of Ampro. Prior to the said exchange Ampro affected a reverse stock split at the rate of one share for every three hundred shares previously held. (See Note 2.)

Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries; Higher Ground Records, Planet Records Corporation (inactive) and Maestro Holding Corporation. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates in the Preparation of Financial Statements
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

Cash and Cash Equivalents
For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

               PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
  POLICIES (Continued)

Equipment
Equipment is carried at cost and depreciated on a straight-line basis over the estimated useful lives of five to ten years. Depreciation expense for the period ended December 31, 1996 was $2,500.

Revenue Recognition
Royalties derived from the licensing of recording masters are recognized upon notification of retail sales by the distributor. A reserve in the amount of 30% of sales has been recorded since the distribution agreement allows up to 30% of sales to be returned.

Publishing Rights
Publishing rights consist of rights to 300 songs acquired in the Maestro acquisition and are stated at predecessor cost.

Amortization of publishing rights is computed based on the ratio that current years' revenues will bear to anticipated total gross revenues over the estimated life of the publishing right (generally 5-10 years). Amortization expense for the period ended December 31, 1996 was $5.

Record Masters
Record masters consist of record titles acquired in the Maestro acquisition and Gulf Coast and Jake record master purchases and are stated at predecessor cost.

Amortization of record masters will be computed based on the ratio that current years' revenues will bear to anticipated total gross revenues over the estimated life of the record master (generally 5-10 years). As of December 31, 1996, no amortization has been recorded.

Organization Cost
Amortization of organizational costs is calculated using the straight-line method over five years. Amortization expense for the period ended December 31, 1996 was $7,500.

Income Taxes
The Company has adopted Statement of Financial Accounting Standards No. 109 (FAS
109), Accounting for Income Taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences in future years of temporary differences between the tax basis of the assets and liabilities and their financial statement amounts at the end of each reporting period. Valuation allowances will be established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the current period and the change during the period in deferred tax assets and liabilities. The deferred tax assets and liabilities have been netted to reflect the tax impact of temporary differences. The adoption of FAS 109 did not have a material effect on the Company's financial statements.

               PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
   POLICIES (Continued)

Earnings Per Common Share
Earnings per common share is computed based upon the weighted average number of common and dilutive common equivalent shares outstanding during the period.

Dilutive equivalent shares consist of stock options and warrants (calculated using the treasury stock method). In loss periods, dilutive common equivalent shares are excluded as the effect would be anti-dilutive.

NOTE 2 - BUSINESS RECAPITALIZATION AND RESTATEMENT

On October 1, 1996, Ampro International Golf Tour, Incorporated (Ampro), a public corporation, acquired Planet. The transaction has been treated as a reverse merger. The statement of operations as of December 31, 1996 does not include any operations of Ampro prior to the merger date.

NOTE 3 - PRODUCER AGREEMENT/ROYALTY RECEIVABLE

Effective July 1, 1996, Planet assumed a producer agreement dated August 1, 1995 between Maestro (as producer, re-recorder and restorer of master recordings embodying the performances of Bob Marley) and Anansi Records. The term of the agreement shall continue until such time as the services are completed.

The publishing rights royalty revenue on the sale of the "Bob Marley" enhanced CD has been estimated based on sales of one million copies.

NOTE 4 - EQUIPMENT

Equipment consists of the following at December 31, 1996:

Recording studio equipment                         $ 50,000
Less accumulated depreciation and amortization       (2,500)
                                                   --------
                                                   $ 47,500
                                                   ========

               PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - MASTERS AND COPYRIGHTS

The Company has entered into two agreements to secure rights to certain master recordings and assets as follows:

A) The Company issued 3,060,000 shares of common stock to acquire 5,000 masters, publishing rights to 300 songs and a recording studio located in New Jersey from a related party. The masters are valued at predecessor cost of $9,200,000.

B) The Company issued 1,500,000 shares of common stock and assumed a promissory note for $1,250,000 to acquire 10,000 masters from an unrelated third party valued at predecessor cost of $4,600,000.

The Company has the non-exclusive right to manufacture, distribute, advertise, sell, and promote in all configurations, the performances contained on the masters.

NOTE 6 - LONG-TERM DEBT RELATED PARTY

Long-term debt consists of the following at December 31, 1996:

Note payable to Gulf Coast due September, 2001; interest at 9.75% per annum. Payments of $250,000 principal plus interest are due annually beginning September, 1997, unsecured.

                                          $  1,250,000

Less current portion                           250,000
                                          ------------
                                          $  1,000,000
                                          ============

Estimated maturities on long-term debt are as follows for the years ending:

      1997     $    250,000
      1998          250,000
      1999          250,000
      2000          250,000
      2001          250,000
               ------------
               $  1,250,000
               ============

Interest expense at December 31, 1996 was $43,100.

               PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 7 - INCOME TAXES

The components of deferred tax assets and (liabilities) are as follows:

Total deferred tax assets            $     1,600
Less valuation allowance                  (1,600)
                                     -----------
                                              --
Total deferred tax (liabilities)      (4,600,000)
                                     -----------
Net deferred tax (liabilities)       $(4,600,000)
                                     ===========

A deferred tax liability in the amount of $4,600,000 has been recorded for the difference between the assigned values and tax basis of the assets and liabilities acquired in the purchase method acquisitions of subsidiaries and assets.

The tax effects of temporary differences that give rise to deferred tax assets and (liabilities) are as follows:

Temporary differences:

Net operating loss carryforward    $     1,600
Valuation allowance                     (1,600)
Masters and copyrights              (4,600,000)
                                   -----------
                                   $(4,600,000)
                                   ===========

No provision for income taxes has been recorded for December 31, 1996 due to the net operating loss. The net operating loss carryover of approximately $4,000 as of December 31, 1996 expires in 2011 and represents a deferred tax asset. The Company is providing a valuation allowance in the full amount of the deferred tax asset since there is no assurance of future taxable income.

The primary difference between the amount of income tax expense that results from applying statutory rates to pretax income and the reported amount of income tax expense is undeductible accrued interest to related parties in the amount of $43,100.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

Restated Agreement
The financial statements have been prepared based on the assumption of the formation of Gulf Coast. Gulf Coast is to be formed upon confirmation of a plan of reorganization in the bankruptcy proceedings of an individual not related to Planet. The terms and conditions of the formation and details of the transaction are described below.

               PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8 - COMMITMENTS AND CONTINGENCIES (Continued)

Restated Agreement (Continued)

On December 17, 1996, Planet entered into an agreement of terms to amend and restate certain agreements entered into by Planet on September 17, 1996 between Music Marketeers, Incorporated (Music) and J. Jake, Incorporated (Jake). These agreements were for the acquisition of 10,000 master recordings, an option to acquire a mortgage note on a recording studio and a consulting services agreement with an individual in exchange for 2,000,000 shares of common stock of Planet and promissory notes for $1,350,000. The agreements have been amended and restated as an Asset Purchase Agreement between Planet, Gulf Coast and Jake for the purchase of 10,000 master recordings and an amended and restated consulting agreement between Planet and an individual in exchange for 1,500,000 shares of common stock of Planet and a promissory note for $1,250,000.

The conditions of the restated agreement are contingent on the approval of the bankruptcy court. Should such bankruptcy court approval not be obtained, the original agreements will remain in full force. The financial statements have been presented to reflect the amended and restated agreement.

Following is a proforma balance sheet for December 31, 1996 which reflects the original agreements to acquire Music and Jake, which will be recorded if the bankruptcy court approval is not obtained for the restated agreement.

                                                            Music          Jake
                                                          Proforma        Proforma      Proforma
                                            Planet       Adjustment      Adjustment     Balances
                                            ------       ----------      ----------     --------
ASSETS:
Current Assets                            $   141,808     $   --       $      --       $   141,808
Equipment                                      47,500         --              --            47,500
Other Assets                               13,868,380         --           570,000(2)   14,438,380
                                          -----------     --------     -----------     -----------
    Total Assets                          $14,057,688     $   --       $   570,000     $14,627,688
                                          ===========     ========     ===========     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities                       $   504,110     $ 20,000(1)  $   570,000(2)  $ 1,094,110
Long-Term Debt                              1,000,000       80,000(1)         --         1,080,000
Deferred Income Taxes                       4,600,000         --              --         4,600,000
Stockholders' Equity                        7,953,578     (100,000)           --         7,853,578
                                          -----------     --------     -----------     -----------
    Total Liabilities and
        Stockholders' Equity              $14,057,688     $   --       $   570,000     $14,627,688
                                          ===========     ========     ===========     ===========

               PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8 - COMMITMENTS AND CONTINGENCIES (Continued)

Restated Agreement (Continued)

Proforma adjustments relating to the original agreements were recorded as follows:

1.       To record additional $100,000 note payable to stockholder of Music.

2. To record option to acquire mortgage note receivable and remaining debt owed to acquire the recording studio located in New Orleans.

Insurance
The Company does not maintain insurance to cover damages from fire, flood or other casualty losses to its music master libraries. Costs resulting from uninsured property losses will be charged against income upon occurrence. No amounts for uninsured casualty property losses were charged to operations for the year ended December 31, 1996.


Recording Agreements
Higher Ground Records has entered into several artist recording contracts at varying dates in 1996. The contracts are for an initial period of one year with options to renew for one to two years. Recording costs are to be paid by Higher Ground Records and shall be recouped from royalties due the artist. All masters records and reproductions are the property of Higher Ground Records.


Joint Venture and Distribution Agreement
Effective July 1, 1996 Planet assumed a joint venture and a distribution agreement dated June 1, 1996 between Maestro and an unrelated individual (jointly) and Anansi Records (as distributor). The agreement is for an initial period of three years with options for additional contract periods of one year each. Under the agreement certain master recordings are to be exploited under the company name "Black Tiger Records". All expenses are to be borne by the joint venture to be reimbursed by Black Tiger Records.


Production Agreement
Higher Ground Records has entered into an agreement with an unrelated individual for production services. The agreement is for an initial period of one year with two one year options. The contract calls for a commitment of at least $2,000 per project advance and a royalty. The royalty is payable only after recoupment of all recording costs under the applicable recording contract.


Employment Agreements
Higher Ground Records has entered into two employment agreements with its former stockholders for amounts and terms to be negotiated in the future.

               PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8 - COMMITMENTS AND CONTINGENCIES (Continued)

Consulting Agreement
Planet has entered into an agreement for consulting services with an unrelated individual. The agreement is for a term of five years. Consulting services will include maintenance and administration of existing licenses; and negotiation and acquisition of new licenses for master sound recordings A monthly contractor fee of $10,000 is to be paid once Planet has received physical possession of all master recordings and contracting services have begun.

NOTE 9 - PLANET ENTERTAINMENT CORPORATION STOCK PLAN

On October 1, 1996, the Company adopted a plan known as Planet Entertainment Corporation Stock Plan (the "Plan") pursuant to which the Board of Directors shall issue awards, options and grants. Pursuant to the Plan 1,000,000 shares of the Company's common stock have been reserved for issuance as awards. An awardee must be in the employ of the Company as an officer or director of, or consultant to, the Company for six months prior to receiving an award and the shares of common stock issued as an award are forfeited in the event employment is terminated prior to the expiration of two years from the date of this award. Further, said shares of common stock issued pursuant to an award are non-transferable for a period of two years and the awardee must agree to assign all know-how, patents and proprietary information developed while in the Company's employ to the Company. The maximum number of shares of common stock that may be issued to each individual is 200,000. The per share option exercise price shall be determined by the Board of Directors upon granting the option and the exercise period is two years from the date of grant. All options are non-transferable and unexercised options are forfeitable in the event employment is terminated within two years of the grant. No options have been issued to date.

NOTE 10 - RELATED PARTY TRANSACTIONS

In addition to transactions with related parties discussed throughout the notes to financial statements, the following related party transactions have occurred:

A stockholder/director of the Company has provided the Company with working capital funds of $75,708. As of December 31, 1996, $5,465 has been repaid which results in a balance of $70,243.

Twelve stockholders of the Company provided services in exchange for 5,065,000 shares of common stock valued at $5,065.

               PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 11 - SUBSEQUENT EVENTS

[A] Planet has a letter of intent for a lease purchase agreement with an unrelated third party to lease a production studio with an option to purchase the studio, acquire production equipment and record masters for shares of Planet common stock.

[B] On February 3, 1997 the Company entered into employment agreements with four of its officers for a term of 10 years beginning January 1, 1997. The agreements require aggregate payments of $450,000 in the initial year with annual increases of at least 10% per year and a bonus of up to 5% of pre-tax profits each year.

NOTE 12 - SUPPLEMENTAL INFORMATION TO STATEMENT OF CASH FLOWS FOR NONCASH INVESTING AND FINANCING ACTIVITIES

The Company issued 3,060,000 common shares of stock for the acquisition of the New Jersey recording studio, publishing rights to 300 songs and the rights to 5,000 master recordings.

The Company issued 25,000 common shares of stock for the acquisition of the Higher Ground Records.

The Company issued 1,500,000 shares of stock assumed and $1,250,000 in promissory notes for the rights to 10,000 master recordings.

The Company issued 101,055 common shares in a reverse stock split.

The Company accrued organization costs of $75,000 as due to stockholders.